EXHIBIT 99.1

PRESS RELEASE

Contact:	Mark E. Hood
SVP, Chief Financial Officer (314-633-7255)

Panera Bread Reports System-Wide Comparable Bakery-Cafe Sales Increased 3.8%
For the Four Weeks Ended March 20, 2004

St. Louis, MO, April 1, 2004 – Panera Bread Company (Nasdaq:PNRA) today reported that system-wide comparable bakery-cafe sales increased 3.8% for the four weeks ended March 20, 2004. The breakdown between Company-owned and franchised bakery-cafes is as follows:

	For the 4 weeks ended	For the 12 weeks ended
	March 20, 2004	March 20, 2004
Company-owned	4.7%	3.2%
Franchised	3.4%	1.9%
Total System	3.8%	2.3%

System-wide annualized average unit volumes for the 52 weeks ended March 20, 2004 increased by 1.6% to $1.86 million.

Included above are franchised and system-wide comparable bakery-cafe sales increases and system-wide annualized average unit volumes. Management believes system-wide sales information, particularly annualized average unit volumes, is useful in assessing consumer acceptance of the Company’s bakery-cafe concept as it measures the impact of both comparable bakery-cafes and new bakery-cafes. Franchise sales information also provides an understanding of the Company’s revenues as royalties from franchisees are based on their sales.

The Company plans to report comparable bakery-cafe sales for the four and sixteen weeks ended April 17, 2004 and first quarter 2004 earnings on Thursday, May 13, 2004. The Company will discuss first quarter results in a call that will be broadcast on the internet at 4:00 P.M. Eastern Time that same day. To access the call or view the release (when issued), go to http://www.panerabread.com/about_investor.aspx. Access to the call and the release will be archived for one year.

It is important to remember that Easter Sunday, where normal bakery-cafe operating hours are reduced, will fall in the reporting period ending April 17, 2004. In 2003, Easter Sunday fell in the subsequent four week reporting period (May 17, 2003). This shift will negatively impact comparable sales growth in the four and sixteen week periods ending April 17, 2004 and positively impact comparable sales growth in the four week period ending May 15, 2004.

In addition, the Company will hold its 2004 Annual Meeting of Stockholders at 10:30 A.M. Central Daylight Time on Thursday, May 27, 2004 at the Hilton St. Louis Frontenac, Ambassador Ballroom, 1335 South Lindbergh Boulevard, St. Louis, Missouri 63131.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. The Company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the Company’s website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The statements identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “will”, “intend”, “expect”, “future”, “anticipates”, and similar expressions express management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 27, 2003.